EXHIBIT 11


                  PEOPLES BANCORP INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE



                                   					     For the Three Months Ended
                                            						     March 31,
                                          						 1996           1995*
PRIMARY EARNINGS PER SHARE

EARNINGS:
Net income                                     $1,881,000     $1,486,000

COMMON SHARES OUTSTANDING:
Weighted average common shares outstanding      3,116,961      3,185,953
Add:  Net effect of the assumed exercise of
   outstanding stock options - based on
   the treasury stock method                       29,453         11,761
                                              -----------    -----------
      Total primary weighted average shares
       	outstanding                             3,146,414      3,197,714
                                              -----------    -----------

PRIMARY EARNINGS PER SHARE                          $0.60          $0.46
                                              ===========    ===========


FULLY DILUTED EARNINGS PER SHARE

EARNINGS:
Net income                                     $1,881,000     $1,486,000

COMMON SHARES OUTSTANDING:
Weighted average common shares outstanding      3,116,961      3,185,953
Add:  Net effect of the assumed exercise of
   outstanding stock options - based on
   the treasury stock method                       32,133         11,761
                                              -----------     ----------
      Total fully diluted weighted average
       	shares outstanding                      3,149,094      3,197,714
                                              -----------     ----------

FULLY DILUTED EARNINGS PER SHARE                    $0.60          $0.46
                                              ===========     ==========


* Adjusted for 10% stock dividend issued October 25, 1995, to shareholders of record as of October 10, 1995.